Exhibit 10.129

May 24, 2021

Mr. Robert J. Cicero

RE:    Separation and Release Agreement

Dear Rob:

The purpose of this separation and release agreement (the “Separation Agreement”) is to memorialize the terms and conditions of the termination of your employment with Smith & Wesson Brands, Inc. and its subsidiaries and affiliates (collectively, the “Company”) as a result of your voluntary resignation.

To ensure that your separation from the Company occurs on mutually acceptable terms, this Agreement, along with a General Release of All Claims materially in the form on Exhibit A attached hereto and made a part hereof (the “General Release”), will summarize the terms and conditions surrounding your separation including, without limitation, the compensation and benefits that will be provided to you.

Termination Date

The effective date of the termination of your employment is September 10, 2021 (“Termination Date”).

Resignation as Officer and Director of the Company; Transition Assistance

Your roles as Chief Compliance Officer, General Counsel and Secretary of the Company shall cease effective as of August 1, 2021 (the “Transition Date”). From the Transition Date through the Termination Date, you will continue to be employed with the Company in a non-executive capacity on a full time basis, and will assist the Company with respect to all transition matters and perform such duties as may reasonably be requested to you by the Company during such Transition Period.

You acknowledge and agree that, effective as of the Transition Date, you will be deemed to have resigned from all positions then held as an officer as well as a member of any board of directors, and any committee thereto, throughout the Company.

Accrued Obligations

Whether or not you choose to sign this Agreement, the Company will pay to you any (a) accrued but unpaid base salary you have earned through the Termination Date, (b) unpaid or unreimbursed expenses incurred in accordance with Company policies and (c) any accrued but unpaid benefits provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans, in each case, less applicable withholding and employment taxes, all of which shall be paid to you within thirty (30) days after the Termination Date or such other date as required under the applicable employee benefit plan.

For purposes of this Separation Agreement and General Release, the amounts described above in this section shall be referred to as the “Accrued Obligations”.

Separation Benefits

In the event that you execute and deliver to the Company this Separation Agreement and the General Release, and you do not revoke them within the time period permitted by law (such period, the “Revocation Period”), the following shall apply:

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Commencing on the first regular payroll date immediately following the end of the Revocation Period, the Company shall continue to pay to you your annual base salary for a period of twenty-six (26) weeks thereafter in accordance with the Company’s normal payroll processing.

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Your medical and dental insurance continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) will be provided to you in a separate letter. If you (or you and your eligible dependents) timely and properly elect COBRA continuation coverage, the Company will continue to pay the cost of the COBRA premiums until the earlier of twenty-six (26) weeks following the Termination Date, or the termination of your rights under COBRA. Thereafter, you will be solely responsible for the full cost of the applicable COBRA premiums.

For purposes of this Separation Agreement and General Release, the benefits described above in this section shall be referred to as the “Separation Benefits”.

As of the Termination Date, you acknowledge and agree that this Separation Agreement and General Release shall supersede and replace all benefits, rights and obligations in connection with your employment with the Company including, without limitation, any rights or benefits under the Company’s Executive Severance Pay Plan. Accordingly, you further acknowledge and agree that this Separation Agreement and General Release sets forth all compensation and benefits to which you are entitled and shall be paid to you in full satisfaction thereof, in connection with your employment with the Company.

Should you revoke your release of claims within the Revocation Period, then you shall forfeit all Separation Benefits, and no Separation Benefits or other consideration will be due to you.

Treatment of Equity Awards

The treatment of your outstanding equity awards on account of your separation with the Company shall be governed by the terms and conditions set forth in your existing equity award agreements entered into with the Company as well as the applicable equity award plan of the Company under which such equity awards had been granted.

Survival of Noncompete Agreement

You acknowledge and agree that the Non-Competition and Non-Solicitation Agreement, dated September 17, 2011, entered into by and between you and the Company shall continue and remain in full force and effect and be governed by the terms and conditions set forth therein notwithstanding your separation with the Company.

Release of Claims Against the Company

In exchange for and as a condition to receiving the Separation Benefits, except as set forth in the General Release, you shall knowingly and willingly release the Company and its subsidiaries and affiliates from any kind of claim you have arising out of or related to your employment and/or the termination of your employment with the Company by executing the General Release on or after the Termination Date, attached hereto as Exhibit A, and agree to be bound by the terms and conditions thereof, effective no later than thirty (30) days of the date hereof.

Non-Disparagement

You agree that, except as permitted or required by applicable law, you will not directly or indirectly: (i) disparage or say or write negative things about the Company, its subsidiaries and affiliates, and their officers, directors, managers, partners, agents, or employees; or (ii) initiate or participate in any discussion or communication that reflects negatively on the Company, its subsidiaries and affiliates and their officers, directors, managers, partners, agents, or employees. A disparaging or negative statement is any communication, oral or written, which would tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness, or good character of the person or entity to whom the communication relates.

The foregoing provision and all other provisions herein do not restrict you from cooperating with any government investigation or testifying if so required by subpoena or as otherwise required by applicable law. You hereby represent and agree that you shall not now or ever in the future authorize, verbally, in writing, or electronically, any formal public statement that is disparaging, derogatory, or otherwise inflammatory about the Company to any third party, and that you have not and will not make or solicit any formal public comments, statements or the like that may be considered derogatory or detrimental to the Company’s good name and business reputation.

Cooperation and Assistance:

For a reasonable period of time following the Termination Date, and upon reasonable notice and at reasonable times, you agree to assist and cooperate with the Company, by telephone or video conference or otherwise, concerning business or legal related matters about which you possess relevant knowledge or information. Such cooperation shall only be provided at the Company’s specific request and will include, but not be limited to, assisting or advising the Company with respect to any business-related matters or any actual or threatened legal action (including testifying in depositions, hearings, and/or trials) about which you possess relevant knowledge or information. In addition, you agree to promptly inform the Company if any person or entity contacts you in an effort to obtain information about the Company.

Severability; Entire Agreement; No Oral Modifications; No Waivers

If a court of competent jurisdiction determines that any of the provisions of this Separation Agreement and General Release are invalid or legally unenforceable, all other provisions of this Separation Agreement and General Release shall not be affected and are still enforceable. This Separation Agreement and General Release are intended to be a single integrated contract expressing our entire understanding regarding the subjects it addresses. As such, it supersedes all oral and written agreements and discussions that occurred before the time you sign each of them. This Separation Agreement and General Release may be amended or modified only by an agreement in writing signed by you and countersigned by an executive officer of the Company. The failure by the Company or you (i) to declare a breach, or (ii) to otherwise assert rights under this Separation Agreement and General Release, shall not be construed as a waiver of any of rights under this Separation Agreement and General Release. This Separation Agreement and the General Release may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

Governing Law; Venue; Waiver of Jury Trial

This Separation Agreement and General Release shall be governed by the laws of the Commonwealth of Massachusetts applicable to contracts executed and performed within that State and without respect to conflict of laws principles. The parties hereto irrevocably and unconditionally (i) agree that any suit, action or legal proceeding arising out of or relating to this separation agreement and General Release shall be brought in the courts of record of the Commonwealth of Massachusetts or the court of the United States, District of Massachusetts; and (ii) consent to the jurisdiction of each such court in any suit, action or proceeding. THE PARTIES HEREBY IRREVOCABLY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS SEPARATION AGREEMENT AND GENERAL RELEASE OR THE TRANSACTIONS CONTEMPLATED BY THIS SEPARATION AGREEMENT AND GENERAL RELEASE.

Acknowledgements and Certifications

You acknowledge and certify that:

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you have read and you understand all of the terms of this Separation Agreement and the General Release on Exhibit A, and are not relying on any representation or statement, written or oral, not set forth in the Separation Agreement and the General Release;

•	you are signing the Separation Agreement, and shall sign the General Release, knowingly and voluntarily;

•	you have been advised to consult with an attorney before signing the Separation Agreement and the General Release;

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you have the right to consider the terms of this Separation Agreement and General Release for 21 days; however, you do not have to take all 21 days to consider it, and if you take fewer than 21 days to review this Separation Agreement and General Release, you expressly waive any and all rights to consider this Separation Agreement and General Release for the balance of the 21-day review period; and

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the General Release includes a release of any claim you might have under the ADEA (the “ADEA Claims”). For seven (7) days after signing the General Release, you have the right to revoke your release of ADEA Claims (the “ADEA Revocation Period”). To revoke your release of any ADEA Claims, you must inform the Company, by delivering a letter expressly providing for revocation, within seven (7) days of having signed the General Release. You should e-mail your written revocation to the attention of the CEO at the Company at msmith@smith-wesson.com. You should understand that revoking your release of ADEA Claims does not revoke your release of other claims that you have released in the General Release, nor does it affect the validity or remainder of this Separation Agreement and General Release in any way; and

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you and the Company agree that any changes that have been made to this Separation Agreement and General Release from the version originally presented to you do not extend the 21-day period you have been given to consider this Separation Agreement and General Release, whether those changes are deemed material or non-material.

IF YOU SIGN THIS DOCUMENT AND EXHIBIT A ATTACHED HERETO, IT BECOMES A LEGALLY ENFORCEABLE AGREEMENT EFFECTIVE ON THE DATE SIGNED BY THE COMPANY.

Dated: May 24, 2021	/s/ Robert J. Cicero
ROBERT J. CICERO

Dated: May 24, 2021	SMITH & WESSON BRANDS, INC.

	By:	/s/ Mark P. Smith
	Name:	MARK P. SMITH
	Title:	CHIEF EXECUTIVE OFFICER & PRESIDENT

EXHIBIT A

GENERAL RELEASE OF CLAIMS

In exchange for the Separation Benefits described in my Separation and Release Agreement with Smith & Wesson Brands, Inc. (the “Company”), dated May 24, 2021 (the “Separation Agreement”), I, on behalf of myself and all of my heirs, executors, administrators and assigns, hereby fully and forever release and discharge the Company, its subsidiaries and affiliates and their respective directors, managers, officers, employees, agents, successors, predecessors, subsidiaries, parent, affiliates, shareholders, employee benefit plans, and assigns (together called the “Releasees”) from all known and unknown claims and causes of action including, without limitation, any claims or causes of action arising out of or relating in any way to my employment with the Company, including, without limitation, the termination of my employment and any rights and benefits under any agreements entered into by and between the Company and me in connection with my employment with the Company (except as may be set forth in the Separation Agreement).

I understand and agree that this General Release of All Claims (“Release”) is a full and complete waiver of all claims including, without limitation, claims of wrongful discharge, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, harassment, retaliation, discrimination, violation of public policy, defamation, invasion of privacy, interference with a leave of absence, fraud, estoppel, personal injury, emotional distress, or other common law claims and claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (ADEA), the Older Workers Benefit Protection Act, the Conscientious Employee Protection Act, the Family Medical Leave Act, the Retirement Income Security Act of 1974 (ERISA), or any other federal or state law or regulation relating to employment or employment discrimination. I fully understand and agree that this Release includes all claims, known and unknown, to the greatest extent permitted by applicable law. However, this Release covers only those claims that arose prior to the execution of this Release. Execution of this Release does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Release.

Notwithstanding my release of claims and confidentiality, non-disparagement, and cooperation obligations set forth in this Agreement, I retain the right to file a charge of alleged employment discrimination with the federal Equal Employment Opportunity Commission (EEOC) or a state or local civil rights agency or to participate in the investigation of such charge filed by another person or to initiate or respond to communications with the EEOC or a state or local civil rights agency; however I waive all rights to share in any damages awarded under any class action, EEOC charge, or state civil rights agency complaint or as a result of any federal, state, or local administrative agency action.

Nothing in this General Release prohibits or restricts me from filing a charge or complaint with the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), or any other securities regulatory agency or self-regulatory authority (“Government Agencies”). I further understand that this General Release does not limit my ability to communicate with any securities regulatory agency or authority or otherwise participate in any investigation or proceeding that may be conducted by any governmental agency in connection with reporting a possible securities law violation without notice to the Company. This General Release does not limit my right to receive an award for information provided to the SEC staff or any other securities regulatory agency or authority.

I also hereby agree that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by the Releasees or me.

If any provision of this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the full extent permitted by law.

This Release and the Separation Agreement, as well as the agreements and plans referred to therein, constitute the entire agreement between me and Releasees with regard to the subject matter of this Release. They supersede any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter hereof. Notwithstanding the forgoing, I acknowledge and agree that my Non-Competition and Non-Solicitation Agreement shall remain in full force and effect. This Release may only be modified in a written document signed by me and a duly authorized officer of the Company.

I agree that the Company shall have no duty to provide the Separation Benefits described in the Separation Agreement unless and until I have returned to the Company any and all of the Company’s property in my possession or under my control (including, but not limited to, cellular phones; computers; keys; credit cards; access badges; company files or documents, including copies thereof; or facsimile machines); provided, however, the Company agrees that you shall retain your computer and cellular phone, subject to reasonable measures to remove Company information and property from such devices, as required by the Company’s IT department, in accordance with established Company practices.

I agree not to disclose to others the terms of this Release, except that I may disclose such information to my spouse and to my attorney or accountant in order for my attorney or accountant to render services to me related to this Release.

I hereby acknowledge that I have read and understand this Release and that I sign it voluntarily and without coercion. I further acknowledge that I was given an opportunity to consider and review this Release and to consult with an attorney of my own choosing at my own expense concerning the waivers contained in this Release and that the waivers are knowing, conscious, and with full appreciation that at no time in the future may I pursue any of the rights that I waived in this Release.

I understand that I have the right to consult with an attorney before signing this Release. I also understand that, as provided under the Older Workers Benefit Protection Act of 1990, I have twenty-one (21) days after receipt of this Release to review and consider this Release, discuss it with an attorney of my own choosing, and decide to sign it or not sign it. I also understand that I may revoke this Release during a period of seven (7) days after I sign it (the “Revocation Period”) and that this Release will not become effective until the eighth day after I sign it (and then only if I do not revoke it). In order to revoke this Release, within seven (7) days after I sign this Release I must deliver to the Company a letter expressly stating that I am revoking this Release.

I understand that if I choose to revoke this Release during the Revocation Period, I will not be entitled to the Consideration and the Release will have no effect.

Notwithstanding the above, by signing this agreement, I do not release and discharge these “Protected Rights”: (a) any right to vested benefits that I may have under the terms of any profit-sharing or retirement benefit plan administrated by the Company or under any existing equity award agreements in effect with the Company; (b) the right to file any claims that are not permitted to be waived or released under applicable law or regulation, including but not limited to, the right to file claims for workers’ compensation or for unemployment compensation; (c) the right to bring a lawsuit against the Company to enforce the Company’s obligations under this Agreement; and (d) any claims arising after the date on which the I sign this Agreement. Nor is this Agreement intended in any way to limit my right or ability to: (i) make any disclosure of information required by law or protected under the whistleblower provisions of any law; (ii) initiate a charge with, provide information to, testify at, participate, or otherwise assist in investigations conducted by a government agency or (iii) respond to any inquiry from any such authority or governmental agencies, including an inquiry about the existence of this Agreement or its underlying facts. This Agreement does not require me to notify the Company of any such communications or inquiry described in this section. I will not, however, seek or accept any award of back pay, front pay, compensatory damages, punitive damages, attorneys’ fees, or reinstatement in any such charge, civil action, suit, or proceeding.

Before signing my name to this Release, I state that:

I have read it,

I understand it,

I know that I am giving up important rights,

I am aware of my right to consult an attorney before signing it, and

I have signed it knowingly and voluntarily.

This Release shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws.

Dated: , 2021
ROBERT J. CICERO

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